Exhibit 3.1

Articles of Amendment

Of

Hampton Roads Bankshares, Inc.

1.	The name of the corporation is Hampton Roads Bankshares, Inc.

2.
The Articles of Incorporation are amended to add the following as Article VIII:

Any amendment to the Corporation’s Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all of substantially all of the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds (2/3) of the directors in office at the time of such approval and recommendation.  If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.  However, nothing in this Article VIII shall require the vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.

3.	The amendment was adopted by the Corporation’s Shareholders at its annual meeting on the 22nd of May, 2008.

4.
The amendment was proposed unanimously by the Board of Directors on March 11, 2008, and submitted to the shareholders in accordance with the provisions of the Virginia Stock Corporation Act.  At the time that the amendment was submitted to the shareholders, the only shares outstanding and entitled to vote were 10,361,404 shares of common stock.  Of those entitled to vote, 7,475,378 shares voted in favor of the amendment, 28,274 shares voted against the amendment, and 47,402 shares abstained from voting or did not vote.  The number of votes cast in favor of the amendment was sufficient for approval of the amendment.

The undersigned, Jack W. Gibson, President and Chief Executive Officer of the Corporation, declares that the set out above are true and correct.

Dates this the 22nd of May, 2008, in Norfolk, Virginia.

Hampton Roads Bankshares, Inc.

By /s/ Jack W. Gibson
                                                                                                     Jack W. Gibson, Vice-Chairman, President and
                                                                                                     Chief Executive Officer